Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

CHILL HOLDINGS, INC.

Chill Holdings, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Chill Holdings, Inc.

2. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware under the name Chill Holdings, Inc. on October 12, 2007 (as amended through the date hereof, the “Certificate of Incorporation”).

3. This Certificate of Amendment, which amends the Certificate of Incorporation, was duly adopted in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.

4. Article First of the Certificate of Incorporation is hereby amended to read in its entirety as follows:

“FIRST: The name of the corporation (which is hereinafter referred to as the “Corporation”) is Goodman Global Group, Inc.”

5. This Certificate of Amendment shall be effective as of the date of its filing with the Secretary of State of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned, as a duly authorized officer of the Corporation, has executed this Certificate of Amendment on December 3, 2009.

/s/ Ben D. Campbell
Name: Ben D. Campbell
Title: Executive Vice President